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                                                                   EXHIBIT 12-26

                               DTE ENERGY COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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

                                                             Nine                Year Ended December 31
                                                            Months      --------------------------------------------
                                                             Ended
                                                            9/30/00       1999              1998            1997
                                                            -------       ----              ----            ----
                                                                      (Millions, except for ratio and percent)
Net income.............................................   $       329    $       483      $       443      $      417
                                                          -----------    -----------      -----------      ----------

Taxes based on income:
   Income taxes........................................             1             60              154             257
   Municipal and state.................................             2              3                3               4
                                                           ----------    -----------      -----------      ----------
     Total taxes based on income.......................             3             63              157             261
                                                           ----------    -----------      -----------      ----------

Fixed charges:
   Interest expense....................................           251            340              319             297
   Allowance for funds used during
     construction......................................             -              4                -               -
   Interest factor of rents............................            26             34               34              34
   Preferred stock dividend factor.....................             -              -                7              18
                                                           ----------    -----------      -----------      ----------
     Total fixed charges...............................           277            378              360             349
                                                           ----------    -----------      -----------      ----------

Earnings before taxes based on income
   and fixed charges...................................   $       609    $       924      $       960      $    1,027
                                                          ===========    ===========      ===========      ==========

Ratio of earnings to fixed charges                               2.20           2.44             2.67            2.94

Preferred stock dividends..............................   $         -    $         -      $         6     $        12
Dividends meeting requirement of
   IRC Section 247.....................................   $         -    $         -      $         4     $         4
Percent deductible for income tax purposes.............             -              -            40.00%          40.00%
Amount deductible......................................             -              -                2               2
Amount not deductible..................................             -              -                4              10
Ratio of pretax income to net income...................             -              -             1.35            1.61
Dividend factor for amount not deductible..............             -              -                5              16
Amount deductible......................................             -              -                2               2
                                                          -----------    -----------      -----------     -----------
     Total preferred stock dividend factor.............   $         -    $         -      $         7     $        18
                                                          ===========    ===========      ===========     ===========

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